Exhibit 10.42.7



            FOURTH AMENDMENT TO AMENDED AND RESTATED NOTE AGREEMENT
               dated January 26, 1996, between the Registrant and
                    Principal Mutual Life Insurance Company

             FOURTH AMENDMENT TO AMENDED AND RESTATED NOTE AGREEMENT

     THIS AMENDMENT ("Amendment") effective as of January 26, 1996 (the "Effective Date") is entered into between Hurco Companies, Inc., an Indiana corporation (the "Company"), and Principal Mutual Life Insurance Company (the "Purchaser").


                                   WITNESSETH:


     The Company and the Purchaser have entered into that certain Hurco Companies, Inc. Amended and Restated Note Agreement dated as of March 24, 1994, as amended by that certain (1) Amendment and Notes Modification Agreement dated as of January 31, 1995 and (2) Amendment dated May 31, 1995, and (3) Third Amendment to Amended and Restated Note Agreement dated as of July 31, 1995 (as so amended the "Note Agreement"). The Company and the Purchaser agree to amend the Note Agreement on the terms and conditions hereinafter set forth. Terms defined in the Note Agreement which are used herein shall have the same meaning set forth in the Note Agreement unless otherwise specified herein.

     l. AMENDMENT. Effective as of the Effective Date and subject to the conditions precedent set forth in paragraph 3 hereof, the Note Agreement is hereby amended as follows:

     1.1 SECTION 1.2 is amended and restated, in its entirety, as follows:

     1.2 DESCRIPTION OF NOTES. The Notes shall be dated the Closing Date, shall bear interest from such date at the rate of 11.12% per annum prior to maturity, payable monthly on the first day of each calendar month commencing April 1, 1994, and at maturity, to bear interest on overdue principal (including any overdue required or optional prepayment), premium, if any, and (to the extent legally enforceable) on any overdue installment of interest at the rate of 13.12% per annum, shall be expressed to mature on December 1, 2000 and to be substantially in the form attached as Exhibit A. Provided, however, that as long as (1) the Company is not in default of this Note Agreement and has a Consolidated Adjusted Net Worth that equals or exceeds $15,000,000 (as evidenced by delivery to Purchaser by Company of a certificate required under Section 6.6) and (2) the annual rate of interest on all money loaned to the Company by NBD under the New Facility Note (or any replacement facility) does not exceed the Prime Rate, as defined in the original Amended and Restated Credit Agreement and Amendment to Term Loan Agreement, dated as of January 26,1996, between the Company and NBD (the "New Bank Agreement"), then the Notes shall bear interest at a rate of 10.87% per annum, payable monthly on the first day of the calendar month, commencing on the first day of the calendar month following the month in which the Company fulfills all the above conditions until such time as any of the above conditions are not met. If above conditions are not met, then the interest rate shall revert to 11.12% or 13.12%, whichever is applicable. Notwithstanding anything to the contrary herein or in the Notes, the July, 1996 Payment (as defined in Section 2.1) shall earn interest at a rate of 13.12% per annum from February 1, 1996 until paid in full. Each required prepayment of principal shall be considered to be overdue if it is not paid on its due date notwithstanding any Forbearance Default. The term "Notes" as used herein shall include each Amended and Restated Note delivered pursuant to this Agreement (the "Agreement") and each Note delivered in substitution or exchange therefor and, where applicable, shall include the singular number as well as the plural. Any reference to the Purchaser in this Agreement shall in all instances be deemed to include any nominee of the Purchaser or any separate account or other person on whose behalf the Purchaser has acquired the Notes and any Person to whom a Note is assigned. Concurrently with the execution and delivery to it of the Notes, each of the 1990 Notes shall be marked by Purchaser with the following legend:
"This Note has been amended and, as amended, restated by a promissory note executed pursuant to an Amended and Restated Note Agreement, dated as of March 24, 1994, executed by Hurco Companies, Inc. and the payee hereof."

     1.2 SECTION 2.1 is amended and restated, in its entirety, as follows:

     2.1 REQUIRED PREPAYMENTS. In addition to payment of all outstanding principal of the Notes at maturity and regardless of the amount of Notes which may be outstanding from time to time, the Company shall make the following prepayments:

          (a) The Company shall prepay and there shall become due and payable on the dates set forth below, $1,785,714.29 of the principal amount of the Notes or such lesser amount as would constitute payment in full on the Notes, with the remaining principal payable on December 1, 2000: December 1, 1995, December 1, 1996, December 1, 1997, December 1, 1998, and December 1, 1999. The Company shall also prepay $1,676,229 of the principal amount of the Notes on the earlier of July 31, 1996 or an Equity Infusion (the "July, 1996 Payment"). Each such prepayment shall be at a price of 100% of the principal amount prepaid, together with interest accrued thereon to the date of prepayment.

          (b) The Company shall prepay and there shall become due and payable on December 15, 1994 and December 15, 1995, an amount equal to seventy-five percent (75%) of Excess Cash Flow multiplied by the Intercreditor Fraction. The Intercreditor Fraction shall be determined as of the last day of the preceding fiscal year. Such amounts shall be applied FIRST, to the principal prepayment required to be made on the earlier of July 31, 1996 and an Equity Infusion until prepaid in full, SECOND, to the principal prepayment required to be made on December 1, 1995 until prepayment in full, and THIRD, to the anticipated payment at maturity until prepaid in full, and FOURTH, to the remaining principal prepayments in the inverse order of their required prepayment dates until prepaid in full. Any amounts paid by the Company and applied pursuant to clauses THIRD and FOURTH of the preceding sentences shall be subject to the payment by the Company of a premium by the Company on December 15, 1994 or December 14, 1995, as applicable, calculated in accordance with the provisions of Section 2.2(d).

          (c) The Company shall prepay and there shall become due and payable not later than ten days after receipt thereof, an amount equal to one hundred percent (100%) of Permitted Asset Sale Proceeds or Equity Sale Proceeds (excluding any Equity Infusion) multiplied by the fraction determined by reference to clause (ii) of the definition of Intercreditor Fraction. Such fraction shall be determined as of each date that Permitted Asset Sale Proceeds or Equity Sale Proceeds are received by the Company. Such amounts shall be applied in accordance with the provisions of the third sentence of Section 2.1(b), and a prepayment premium shall be required on each date of prepayment to the extent set forth in the last sentence of Section 2.1(b). Any Equity Infusion received by the Company prior to July 31, 1996 shall be applied to pay the July, 1996 Payment and the installment payment due NBD on its term loan to the Company which is due the same date as the July, 1996 Payment, with any remaining balance of the Equity Infusion retained by the Company for working capital.

     1.3 Add to Section 5.1 the following defined terms: "EQUITY INFUSION - The proceeds (net of reasonable issuance expenses not to exceed $500,000) realized from the sale by the Company or any of its Subsidiaries on or prior to October 31, 1996, of any capital stock or Subordinated Debt of the Company or its Subsidiaries, provided that the gross amount of such proceeds (before issuance expenses) shall not exceed $5,000,000.

EBITDA - shall mean, for any period, the sum of (i) net income determined in accordance with generally accepted accounting principles (without taking into account any extraordinary gains or non-cash extraordinary losses), (ii) interest expense determined in accordance with generally accepted accounting principles,
(iii) depreciation and amortization, (iv) federal, state and local income taxes, in each case for the Company and its consolidated Subsidiaries, determined in accordance with generally accepted accounting principles.

CAPITAL EXPENDITURES shall mean capital expenditures as defined and classified in accordance with generally accepted accounting principles and including, without duplication, any Capitalized Lease and capitalized software development costs of the Company and its Subsidiaries, computed on a consolidated basis in accordance with generally accepted accounting principles.

     1.4 The definition of "Indebtedness," as set forth in Section 5.1 is amended by adding to the end of such definition the following words: "Provided, however, that the foregoing shall exclude for all purposes Subordinated Debt, as defined herein.

     1.5 Subparagraph (viii) in the definition of "Permitted Investments," as set forth in Section 5.1, is amended and restated, in its entirety, as follows:

         (viii) capital contributions not to exceed $200,000 to Hurco S.A.R.L., an indirectly wholly-owned French Subsidiary of the Company (PROVIDED that the capital contributions are used by Hurco S.A.R.L. to immediately repay intercompany receivables owed by it to Hurco Europe); and

         (b) a capital investment of up to $250,000 (or such greater amounts as may be approved in writing by NBD and Purchaser) in a new Taiwanese joint venture company to be organized with a Taiwanese investor for the purpose of developing, producing and marketing CNC controls and related software products, PROVIDED that 66% of the Company's resulting equity interest shall be pledged to the Collateral Agent for the benefit of the Collateral Agent, the Purchaser and NBD upon the request of either Purchaser or NBD, if permitted and not unlawful under applicable law.

     1.6 The definition of the term "NBD Agreement," as set forth in Section 5.1, is amended and restated, in its entirety, as follows:

NBD AGREEMENT - That certain Amended and Restated Credit Agreement and Amendment to Term Loan Agreement, dated as of January 26, 1996, between the Company and NBD, as the same may be amended from time to time, to the extent permitted by the Intercreditor Agreement, as well any collateral, related or successor credit lending arrangement.

     1.7 The definition of the term "Consolidated Adjusted Net Worth," as set forth in Section 5.1, is amended and restated, in its entirety, as follows:

          CONSOLIDATED ADJUSTED NET WORTH - The consolidated stockholders' equity (including preferred stock other than preferred stock which would be characterized as Indebtedness in accordance with generally accepted accounting principles) of the Company and its Subsidiaries determined in accordance with generally accepted accounting principles after elimination of minority interests, plus the sum of any Subordinated Debt, as defined herein, less the sum of all goodwill, trade names, trademarks, patents, organization expense, unamortized debt discount and expense and other similar intangibles properly classified as intangibles in accordance with generally accepted accounting principles, and excluding the effects of any foreign currency translation adjustment.

     1.8 The definition of the term "Consolidated Current Assets and Consolidated Current Liabilities," as set forth in Section 5.1, is amended by adding at the end of such definition the following words: "Provided, however, that Consolidated Current Liabilities shall not include any Subordinated Debt, as defined herein.."

     1.9 The definition of the term "Consolidated Fixed Charges," as set forth in Section 5.1, is amended by adding at the end of such definition the following words: "Provided, however, that Fixed Charges shall not include any interest which accrues on Subordinated Debt, as defined herein, during any period, unless actually paid during such period. "

     1.10 The definition of "Subordinated Indebtedness," as set forth in Section 5.1, is amended and restated, in its entirety, as follows: Subordinated Debt means any Indebtedness of the Company or any of its Subsidiaries for borrowed money which expressly provides that no payment of any kind including principal or interest shall be made to the holders thereof so long as there is any unpaid balance on either of the Notes and which is otherwise expressly subordinate and junior in right and priority of payment to all obligations to Purchaser in the manner and by agreement satisfactory in form and substance to Purchaser.

     1.11 Delete Section 6.16 EQUITY INFUSION in its entirety.

     1.12 Add Section 6.17 as follows:

          6.17 LEVERAGE FEE. The Company shall pay to Purchaser on each payment date set forth below the amounts set forth next to such payment date if the Company does not deliver to Purchaser a certificate required under Section
     6.6 as of the corresponding reporting date set forth below that demonstrates that the Consolidated Adjusted Net Worth as of the reporting date equals or exceeds $12,000,000

      REPORTING Date               LEVERAGE FEE           PAYMENT DATE

      July 31, 1996                16,740                 August 25, 1996
      August 31, 1996              16,740                 September 25, 1996
      September 30, 1996           27,900                 October 25, 1996
      October 31, 1996             27,900                 November 25, 1996


     1.13 SECTION 7.1 is amended and restated, in its entirety, as follows:

          7.1 NET WORTH. The Company will not at any time permit its Consolidated Adjusted Net Worth to be less than (a) $6,750,000 plus (b) 50% of the Consolidated Net Income for each fiscal quarter ending on and after January 31, 1996 (if positive) plus (c) 85% of the Equity Infusion, if any.

     1.14 SECTION 7.2 is amended and restated, in its entirety, as follows:

          7.2 CURRENT RATIO. The Company will not at any time permit the ratio of Consolidated Current Assets to Consolidated Current Liabilities to be less than 1.50 to 1.0, provided that during the period beginning on November 1, 1995 and ending on October 31, 1997, the above covenant shall be replaced by the following covenant: For each of the fiscal quarters ending on January 31, April 30, July 31, and October 31, beginning with the quarter ending on January 31, 1996, through and including the quarter ending October 31, 1997, the Company will not at any time permit its Consolidated Current Assets to be less than $40,000,000, PROVIDED FURTHER, that (i) the amount of Consolidated Current Assets shall be increased or decreased, as appropriate, to exclude (using as the base in the adjustments the "October, 1995 Exchange Rates," as defined in the New Bank Agreement) the effect of any foreign currency translation adjustments subsequent to October 31, 1995 in any such fiscal quarter solely for the purpose of determining compliance with this Section 7.2, and (ii) if in any such fiscal quarter the proceeds from the sale of receivables or the sale of inventory outside the ordinary course of business are applied to pay any of the Target Indebtedness, then such amounts shall be added back to Consolidated Current Assets in such fiscal quarter determining compliance with this Section 7.2

     1.15 SECTION 7.3 is amended and restated, in its entirety, as follows:

          7.3 INDEBTEDNESS. The Company will not, and will not permit any Subsidiary to, create, assume, incur, guarantee or otherwise become liable for, directly or indirectly, any Indebtedness, other than Indebtedness of the Company and its Subsidiaries which, after giving effect thereto and the application of the proceeds thereof, would result in Consolidated Total Indebtedness of the Company and its Subsidiaries then to be outstanding, determined on a consolidated basis in accordance with generally accepted accounting principles and reflected on the Company's consolidated balance sheet, of not in excess of 50% of the Consolidated Total Capitalization, PROVIDED that for each of the fiscal periods set forth below, the Company will not at any time permit Consolidated Total Indebtedness as reflected on the Company's consolidated balance sheet to exceed the percentage of Consolidated Total Capitalization set forth opposite such fiscal period in the column captioned "Percentage"; and provided further that for each fiscal period from and after any Equity Infusion equal to or in excess of $3,000,000, the Company will not at any time permit Consolidated Total Indebtedness, as reflected on the Company's consolidated balance sheet, to exceed the percentage of Consolidated Total Capitalization set forth opposite such fiscal period in the column captioned "Post-Infusion Percentage":

     FISCAL QUARTER ENDED             PERCENTAGE      POST-INFUSION PERCENTAGE
     ---------------------            ----------      -------------------------
     January 31, 1996                     87%                      87%
     April 30, 1996                       87%                      87%
     July 31, 1996                        82%                      78%
     October 31, 1996                     80%                      78%
     January 31, 1997                     78%                      75%
     April 30, 1997                       78%                      75%
     July 31, 1997                        78%                      75%
     October 31, 1997                     75%                      70%

     1.16 SECTION 7.5 is amended and restated, in its entirety, as follows:

          7.5 FIXED CHARGE RATIO. The Company will not, as of the end of any fiscal quarter, permit the ratio of Consolidated Income Available for Fixed Charges to Consolidated Fixed Charges for the preceding twelve months to be less than 1.25 to 1.0, PROVIDED that such covenant shall not be applicable during the fiscal year ending October 31, 1994, and PROVIDED FURTHER that for each of the fiscal periods set forth below, the Company will not as of the end of any such fiscal period permit the ratio of Consolidated Income Available for Fixed Charges to Consolidated Fixed Charges for the preceding twelve months to be less than the set forth amount opposite such fiscal period:


     FISCAL QUARTER ENDED                                   RATIO

     January 31, 1996                                    .67 to 1.0
     April 30, 1996                                      1.0 to 1.0
     July 31, 1996                                       1.0 to 1.0
     October 31, 1996                                    1.125 to 1.0
     January 31, 1997                                    1.125 to 1.0


     1.17 SECTION 7.14 is amended and restated, in its entirety, as follows:

          7.14 CAPITAL EXPENDITURES. The Company shall not, and shall not permit its Subsidiaries to, make any Capital Expenditure (i) if the aggregate purchase price and other acquisition costs of all such Capital Expenditures made by the Company or any of its Subsidiaries during fiscal year 1996, when combined with all other Capital Expenditures made during that fiscal year, would exceed $2,750,000, or (ii) if the aggregate purchase price and other acquisition costs of all such Capital Expenditures made by the Company or any of its Subsidiaries during fiscal year 1997, when combined with all other Capital Expenditures made during that fiscal year, would exceed $2,500,000. Thereafter, the Company will not permit the sum of consolidated aggregate capital expenditures, including, without limitation, ' Capitalized Leases, plus capitalized software development costs to exceed $1,750,000 in any fiscal year.

     1.18 SECTION 7.16 is amended and restated, in its entirety, as follows:

          7.16 LEVERAGE RATIO. The Company will not permit the ratio of (i) the Consolidated Total Indebtedness of the Company and its Subsidiaries, as reflected on the Company's consolidated balance sheet, to (ii) the Consolidated Adjusted Net Worth of the Company and its Subsidiaries, all determined in accordance with generally accepted accounting principles, to exceed 10.5 to 1.0 at any time from the Effective Date through July 30, 1996, to exceed 4.5 to 1.0 at any time from July 31, 1996, through October 30, 1996, to exceed 4.0 to 1.0 from October 31, 1996, through January 30, 1997, to exceed 3.5 to 1.0 at any time from January 31, 1997, to October 30, 1997, and 3.0 to 1.0 at any time thereafter, PROVIDED, HOWEVER, that if the Equity Infusion equals or exceeds $3,000,000, such ratio shall not exceed 3.55 to 1.0 at any time from the later of the Equity Infusion and July 31, 1996, through January 30, 1997, shall not exceed 3.0 to 1.0 at any time from January 31, 1997, through October 30, 1997, and shall not exceed
     2.5 to 1.0 at any time thereafter.

     1.19 Add SECTION 7.19 as follows:

          7.19 CASH FLOW COVENANT. For each of the fiscal periods set forth below, the Company shall not, as of the end of any such fiscal period, permit the dollar amount of the difference obtained by deducting Capital Expenditures from EBITDA, to be less than the amount set forth opposite such fiscal period on a rolling four-quarter basis:

                   FISCAL QUARTER ENDED                      AMOUNT

                   October 31, 1996                       $4,500,000.00
                   January 31, 1997                       $4,500,000.00
                   April 30, 1997                         $4,700,000.00
                   July 31, 1997                          $5,200,000.00
                   October 31, 1997                       $5,500,000.00

     Default in the performance of this Section 7.19 shall constitute an Event of Default under Section S.1(d).

     1.20. Add SECTION S.1(J) as follows:

          Section 8.1(j). The Company fails to provide to Purchaser with a binding commitment for a replacement working capital facility, similar to NBD Bank Association's New Facility under the NBD Agreement (the "NBD Facility"), 45 days prior to any termination of the NBD Facility.

     2. NOTES MODIFICATION. At the end of the first paragraph of each of the Notes add the words "Provided, however, that as long as (1) the Company is not in default of the Note Agreement and has a Consolidated Adjusted Net Worth that equals or exceeds $15,000,000 ' (as evidenced by delivery to Purchaser by the Company of a certificate required under Section 6.6 of the Note Agreement) and
(2) the annual rate of interest on all money loaned to the Company by NBD under the New Facility Note (or any replacement facility) does not exceed the Prime Rate, as defined in the original New Bank Agreement, then the Notes shall bear interest at the rate of 10.87% per annum, payable monthly on the first day of the calendar month, commencing on the first day of the calendar month following the month in which the Company fulfills the above conditions until such time as any of the above conditions are not met. Notwithstanding anything to the contrary herein or in the Agreement, the amount of the July, 1996 Payment shall earn interest at a rate of 13.12% per annum from February 1, 1996 until paid in full." In clause (b) of the fourth paragraph of each of the Notes, the date "February 1, 1996" is deleted and replaced by "the earlier of July 31, 1996 and receipt by the Company of an Equity Infusion."


     3. CONDITIONS PRECEDENT. This Amendment shall become effective as of the latest to occur of the date (i) the Company shall have delivered to the Purchaser reaffirmations of each of the Subsidiary Guaranties and the Autocon Guaranty executed in favor of Purchaser, (ii) the Company and NBD execute and deliver amendments to the NBD Agreement and the NBD Term Loan in the form of EXHIBIT A attached hereto, (iii) the Purchaser and NBD execute and deliver an amendment to the Intercreditor Agreement in the form of EXHIBIT B attached hereto (the "Intercreditor Amendments"), and (iv) the Company shall have paid to the Purchaser an amendment fee in the amount of $35,301.71.

     4. REPRESENTATIONS AND WARRANTIES. The Company hereby represents and warrants to the Purchaser that (i) this Amendment constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, and (ii) that no event has occurred and no condition exists which constitutes an "Event of Default" (as defined in the Note Agreement) or with the lapse of time or the giving of notice or both, would become an Event of Default.

     5. COST AND EXPENSES. In accordance with SECTION 11.1 of the Note Agreement, the Company acknowledges that it is liable to pay all reasonable expenses of Purchaser, including, without limitation, reasonable charges and disbursements of special counsel, incurred in connection with the preparation, execution and delivery of this Amendment.

     6. RATIFICATION. Except as specifically amended or modified above, the Note Agreement and each of the Notes shall remain in full force and effect and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall neither operate as a waiver of any right, power or remedy of the Purchaser under the Note Agreement or the Notes nor operate a waiver of the provisions of the Note Agreement or the Notes except as specifically set forth herein.

     IN WITNESS WHEREOF, the Company and the Purchaser have caused this Amendment to be executed and delivered by their respective officer or officers thereunto duly authorized.

                                    HURCO COMPANIES, INC.

                                    By:     /S/ROGER J. WOLF
                                    ------------------------
                                    Title:  Senior Vice President and
                                            Chief Financial Officer

                                    PRINCIPAL MUTUAL LIFE INSURANCE COMPANY


                                    By:     /S/NORA EVERETT
                                    -----------------------
                                    Its:    Counsel

                                    By:     /S/JAMES C. FIFELD
                                    --------------------------
                                    Its:    Counsel

                            REAFFIRMATION OF GUARANTY



     Reference is made to that certain Guaranty Agreement dated as of March 24, 1994 (the "Guaranty"), and executed by the undersigned in favor of Principal Mutual Life Insurance Company ("PML"). The undersigned has reviewed that certain Fourth Amendment to Amended and Restated Note Agreement, effective as of January 26, 1996 (the "Amendment") between PML and Hurco Companies, Inc. (the "Company") and reaffirms that the Guaranty continues in full force and effect in accordance with its terms notwithstanding the execution and delivery of the Amendment.

                                            AUTOCON TECHNOLOGIES, INC.


                                            By:     /S/ROGER J. WOLF
                                            ------------------------
                                            Title:  Secretary